Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Financial Results for Fiscal Year 2016 and Fourth Quarter Ending March 31, 2016

Product Revenue for Fiscal Year 2016 Grew 31% Led by Growth in U.S. Dermatology

Conference Call Begins at 4:30pm EDT Today

PETALUMA, Calif.—(June 16, 2016)—Oculus Innovative Sciences, Inc. (NASDAQ: OCLS, warrants OCLSW), a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care, today announced financial results for the fourth quarter and fiscal year 2016 ended March 31, 2016.

Total revenues of $15.1 million increased by $1.2 million, or 9%, for the fiscal year ended March 31, 2016, as compared to $13.9 million for the twelve months ended March 31, 2015. Product revenue of $13.0 million increased $3.1 million, or 31%, when compared to the same period in 2015. This increase was the result of strong product revenue growth in the United States of $2.4 million, or 121%, and Europe and rest of world of $798,000, or 27%, partially offset by a 2% decrease in Latin America due in large part to the decline in the value of the peso against the U.S. dollar.

“In late 2014, we announced our strategic decision to focus on the U.S. dermatology market with our own dedicated, direct sales force. Starting from a zero base line, we have built a strong foundation in the dermatology market including hiring an experienced direct dermatology sales team of over 20 people and launching seven new products with a cumulative 33,100 prescriptions filled.  With this foundation, we are more confident than ever that our plan is bearing fruit and will result in continued and sustainable growth in the dermatology market,” said Oculus CEO Jim Schutz.  “Regarding the rest of world, revenue growth in Latin America this past quarter fell from normal ranges due to a decline of the Mexican peso and our partner’s consolidation of their warehouses, causing a quarterly reduction in units sold.”

Results for the Twelve Months Ended March 31, 2016

Oculus reported gross profit of $7.2 million, or 48% of revenue, for the twelve months ended March 31, 2016, compared to a gross profit of $7.3 million, or 53% of revenue, for the same period in the prior year. The decrease in overall gross profit was caused by a decline in license and royalty revenues, which had higher margins than the product revenue. For the twelve months ended March 31, 2016, Oculus reported product gross profit of $6.0 million, or 46%, compared to product gross profit of $4.0 million, or 41%, for the same period in the prior year. The increase in product gross profit was primarily related to improved margins in the United States as a result of the launch of higher margin dermatology products.

Total operating expenses less non-cash expenses increased $3.0 million, or 24%, for the twelve months compared to the same period in the prior year, primarily due to higher costs for the dermatology sales force. Operating loss less non-cash expenses (EBITDAS) for the twelve months ended March 31, 2016, was $7.9 million, compared to $4.6 million for the same period last year. The net loss for the twelve months ended March 31, 2015, includes non-cash impairment losses related to an investment in Ruthigen of $4.7 million, partly offset by a non-cash gain of $3.2 million related to a reduction in Oculus’ derivative liability relating to certain warrants reported in the same period.

Results for the Three Months Ended March 31, 2016

Total revenue was $3.5 million for the fourth quarter, a decrease of 11%, when compared to $4.0 million for the same period in 2015, due mostly to a decline in royalty and licensing fees. Product revenues were flat when compared to the same period last year, with an increase in U.S. revenue due to strong growth in dermatology sales, offset by a decrease in revenue from Latin America due to the decline in the peso, a very robust sales quarter last year in Mexico and a warehouse consolidation by our distributor.

Product revenue in the United States was $1.4 million for the three months ended March 31, 2016, as compared to $623,000 in the quarter ended March 31, 2015. Product revenues increased $765,000 or 123%. Sales increased primarily due to continued growth in six existing products for the treatment of atopic dermatitis, scar management, surgical procedures, an oral anti-infective for severe acne and the launch of Ceramax, which utilizes a “state of the art” skin repair technology. In addition, sales to a new farm and ranch animal health partner increased during the quarter compared to last year.

1

Product revenue in Europe and the rest of the world for the quarter ended March 31, 2016, of $981,000, increased by $49,000, or 5%, as compared to the same period in the prior year, with increases in Asia and Europe, mostly offset by a decline in the Middle East.

Product revenue in Latin America for the quarter ended March 31, 2016, was $880,000, a decrease of $833,000, or 49%, when compared to the same period in the prior year. This decrease was caused by a 22% decline in the value of the peso from the same period in prior year along with very robust sales in the March quarter of 2015. The fourth quarter of fiscal year 2015 also included stocking by Oculus’ new Latin American partner Sanfer to fill their expansive pharmacy store network. In addition, there was a decline in local currency sales in the quarter ended March 31, 2016, as a result of warehouse consolidations. During the quarter, ended March 31, 2016, Sanfer closed a number of the former More Pharma warehouses, reducing the need for new product units.

For the three months ended March 31, 2016 and 2015, product licensing fees and royalty revenues were $75,000 and $455,000, respectively. The decrease is primarily related to the lower amortization of upfront payments from the company’s partner, Sanfer, in Latin America.

Oculus reported gross profit of $1.7 million, or 49% of revenue, during the three months ended March 31, 2016, compared to a gross profit of $2.0 million, or 50% of revenue when compared to the same period in the prior year. The gross profit was down slightly compared to last year due to the reduction in higher margined products, license fees and royalties revenue of $380,000, related mostly to our agreement with Sanfer.

Total operating expenses of $4.6 million for the three months ended March 31, 2016, increased by $940,000, or 26%, as compared to the same period in the prior year. Operating expenses minus non-cash expenses during the fourth quarter of fiscal year 2016 were $4.1 million, up $850,000, as compared to the same period in the prior year. The increase in operating expenses, minus non-cash expenses, was due to mostly higher sales and marketing expenses in the United States related to the costs of Oculus’ direct sales force in dermatology.

Net loss for the quarter ended March 31, 2016, was $2.9 million, an increase of $1.4 million, as compared to net loss of $1.5 million for the same period in the prior year.

As of March 31, 2016, Oculus had unrestricted cash and cash equivalents of $7.5 million, as compared with $6.1 million as of March 31, 2015. The company has no debt outstanding.

Conference Call

Oculus’ management will hold a conference call today to discuss fourth quarter fiscal year 2016 results and answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.

Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 11222664. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences, Inc.

Oculus Innovative Sciences is a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care. The company’s products, which are sold throughout the United States and internationally, have improved outcomes for more than five million patients globally by reducing infections, itch, pain, scarring and harmful inflammatory responses. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. European marketing and sales are headquartered in Roermond, Netherlands. More information can be found at www.oculusis.com.

2

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Oculus Innovative Sciences, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “focus,” and “will result,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s common stock and warrants may be delisted from NASDAQ, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, the Company may not be able to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended March 30, 2016. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Oculus and Microcyn® Technology are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@oculusis.com

3

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,469	$6,136
Accounts receivable, net	2,274	1,517
Inventories, net	1,640	1,402
Prepaid expenses and other current assets	1,505	592
Total current assets	12,888	9,647
Property and equipment, net	850	795
Long-term investment	–	4,538
Other assets	65	68
Total assets	$13,803	$15,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,337	$932
Accrued expenses and other current liabilities	1,526	782
Deferred revenue	574	769
Current portion of long-term debt	114	87
Derivative liabilities	–	11
Total current liabilities	3,551	2,581
Deferred revenue, less current portion	112	413
Total liabilities	3,663	2,994
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 714,286 shares authorized, none issued and outstanding at March 31, 2016 and March 31, 2015, respectively	–	–
Common stock, $0.0001 par value; 60,000,000 shares authorized at March 31, 2016 and March 31, 2015, 20,984,369 and 15,045,080 shares issued and outstanding at March 31, 2016 and March 31, 2015, respectively	2	2
Additional paid-in capital	166,367	157,772
Accumulated deficit	(152,375)	(142,213)
Accumulated other comprehensive loss	(3,854)	(3,507)
Total stockholders’ equity	10,140	12,054
Total liabilities and stockholders’ equity	$13,803	$15,048

4

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(In thousands, except per share amounts)

	Three Months Ended March 31,		Twelve months Ended March 31,
	2016	2015	2016	2015
Revenues	(Unaudited)	(Unaudited)	(Unaudited)
Product	$3,249	$3,268	$13,042	$9,939
Product licensing fees and royalties	75	455	981	3,056
Service	206	257	1,061	859
Total revenues	3,530	3,980	15,084	13,854
Cost of revenues
Product	1,637	1,801	6,993	5,908
Service	166	185	881	658
Total cost of revenues	1,803	1,986	7,874	6,566
Gross profit	1,727	1,994	7,210	7,288
Operating expenses
Research and development	441	374	1,806	1,533
Selling, general and administrative	4,145	3,272	15,556	12,414
Total operating expenses	4,586	3,646	17,362	13,947
Loss from operations	(2,859)	(1,652)	(10,152)	(6,659)
Interest expense	(2)	–	(3)	(3)
Interest income	1	–	2	1
Gain due to change in fair value of derivative liabilities	1	166	11	3,164
Impairment loss on long-term investment	–	–	–	(4,650)
Other expense, net	(51)	(16)	(20)	(56)
Net loss	$(2,910)	$(1,502)	(10,162)	(8,203)
Net loss per common share: basic and diluted	$(0.16)	$(0.11)	$(0.62)	$(0.85)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	17,826	13,213	16,444	9,657
Other comprehensive loss
Net loss	$(2,910)	$(1,502)	$(10,162)	$(8,203)
Foreign currency translation adjustments	45	(134)	(347)	(438)
Comprehensive loss	$(2,865)	$(1,636)	$(10,509)	$(8,641)

5

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands) and (Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2016	2015	2016	2015
(1) Loss from operations minus non-cash expenses (EBITDAS):

GAAP loss from operations as reported	$(2,859)	$(1,652)	$(10,152)	$(6,659)
Non-cash adjustments:
Stock-based compensation	374	417	2,023	1,771
Depreciation and amortization	62	61	244	253
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(2,423)	$(1,174)	$(7,885)	$(4,635)

(2) Net (loss) income minus non-cash expenses:

GAAP net loss as reported	$(2,910)	$(1,502)	$(10,162)	$(8,203)
Non-cash adjustments:
Stock-based compensation	374	417	2,023	1,771
Depreciation and amortization	62	61	244	253
Gain due to change in fair value of derivative instruments	(1)	(166)	(11)	(3,164)
Impairment loss on long-term investment	–	–	–	4,650
Non-GAAP net loss minus non-cash expenses	$(2,475)	$(1,190)	$(7,906)	$(4,693)

(3) Operating expenses minus non-cash expenses:

GAAP operating expenses as reported	$4,586	$3,646	$17,362	$13,947
Non-cash adjustments:
Stock-based compensation	(453)	(363)	(1,913)	(1,536)
Depreciation and amortization	(9)	(9)	(44)	(42)
Non-GAAP operating expenses minus non-cash expenses	$4,124	$3,274	$15,405	$12,369

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.
(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in fair value of common stock, a change in the fair value of derivative instruments, loss on impairment of investment, and non-cash interest expense. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.
(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

6

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Product Related Revenue Schedules

(In thousands) and (Unaudited)

The following table shows the company’s product revenues by geographic region:

	Three Months Ended March 31,
Geographic region	2016	2015	$ Change	% Change
United States	$1,388	$623	$765	123%
Latin America	880	1,713	(833)	(49%	)
Europe and Rest of the World	981	932	49	5%
	3,249	3,268	(19)	(1%	)
Product license fees and royalties	75	455	(380)	(84%	)
Total	$3,324	$3,723	$(399)	(11%	)

The following table shows our product license fees and royalties revenue by partner:

	Three Months Ended March 31,
Product license fees and royalties	2016	2015	$ Change	% Change
Exeltis (formerly Quinnova)	$–	$76	$(76)	(100%	)
Innovacyn	–	10	(10)	(100%	)
Laboratorios Sanfer (formerly More Pharma)	75	369	(294)	(80%	)
Total product license fees and royalties	$75	$455	$(380)	(84%	)

The following table shows the company’s product revenues by geographic region:

	Twelve Months Ended March 31,
	2016	2015	$ Change	% Change
United States	$4,371	$1,978	$2,393	121%
Latin America	4,965	5,053	(88)	(2%	)
Europe and Rest of the World	3,706	2,908	798	27%
	13,042	9,939	3,103	31%
Product license fees and royalties	981	3,056	(2,075)	(68%	)
Total	$14,023	$12,995	$1,028	8%

The following table shows our product license fees and royalties revenue by partner:

	Twelve Months Ended March 31,
Product license fees and royalties	2016	2015	$ Change	% Change
Exeltis (formerly Quinnova)	$201	$437	$(236)	(54)%
Innovacyn	29	1,120	(1,091)	(97)%
Laboratorios Sanfer (formerly More Pharma)	751	1,499	(748)	(50)%
Total product license fees and royalties	$981	$3,056	$(2,075)	(68)%

7